FOR IMMEDIATE RELEASE

June 15, 2010

Contact:

Susan Jordan

(732) 577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

ANNOUNCES NEW ACQUISITION

Freehold, NJ,   June 15, 2010…

  Monmouth Real Estate Investment Corporation (NYSE:MNR) has announced the acquisition of a 112,784 square foot industrial building located in the Lakemont Business Park at 3058 Lakemont Boulevard, York County, Ft. Mill, South Carolina, at a purchase price of approximately $12,600,000.  The property is net-leased through September 30, 2019 to FedEx Ground Package System, Inc., a Delaware corporation.

The building was constructed in 2009.   Darren Sides, Porthaven Partners LLC, acted as advisor to MREIC in this transaction.

Eugene W. Landy, President, commented, “We are very pleased to announce this high quality acquisition. This property is ideally located in close proximity to the Charlotte Douglas International Airport. The building also has expansion capabilities in excess of 50%. With this acquisition, our gross leasable area is now over 7 million square feet.”

Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly-owned real estate investment trust specializing in net-leased industrial properties.  The Company’s portfolio now consists of sixty-two industrial properties and one shopping center located in twenty-five states.  In addition, the Company owns a portfolio of REIT securities.

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